UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 29, 2012
Date of Report (Date of earliest event reported)

ABRAXAS PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	1-16071	74-2584033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

18803 Meisner Drive
San Antonio, Texas 78258
(210) 490-4788
(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On June 29, 2012, we entered into an amendment to our senior secured credit facility with Société Générale, as administrative agent and issuing lender, and certain other lenders.

The amendment provides us with an increased borrowing base of $140.0 million. At June 29, 2012, we had $15.0 of availability under the credit facility. This increased borrowing base will remain in effect until the earliest of (a) the sale of our interest in the Eagle Ford joint venture, (b) the date on which the borrowing base is redetermined based upon our internal engineering report as of June 30, 2012, and (c) October 31, 2012.

Under the terms of the amendment, until the earlier of the end of 2012 or until our interest in the Eagle Ford joint venture is sold, we are required to limit our capital expenditures for drilling / completion expenditures to $10.0 million per quarter, subject to certain pull-back and carry-over provisions.    In addition, we added NYMEX-based fixed price hedges for 10,000 barrels of oil per month from October 2012 through December 2014 at an average price of $82.72 per barrel.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information set forth under Item 1.01 above hereby is incorporated into this Item 2.03 by reference.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXAS PETROLEUM CORPORATION

By:  /s/ Barbara M. Stuckey
       Barbara M. Stuckey
       Vice President and Chief Financial Officer

Dated:  July 3, 2012